Exhitit 99.1

                                                  NEWS RELEASE

                                                  Contacts:
                                                  For: GTE Corporation
FOR IMMEDIATE RELEASE                                  Nancy Bavec
                                                       972-507-6913/
                                                       nancy.bavec@hq.gte.com

                                                  For: Crown Castle
                                                       International Corp.
                                                       Ken Dennard, Easterly
                                                       Investor Relations
                                                       713-529-6600/
                                                       kdennard@easterly.com


                  GTE AND CROWN CASTLE INTERNATIONAL PARTNER
                     IN WORLD'S LARGEST TOWER TRANSACTION

                 More than 2,300 Towers, $900 Million Involved

NOVEMBER 8, 1999 - IRVING & HOUSTON, TEXAS - GTE Corporation (NYSE:GTE) and Crown Castle International Corp. (NASDAQ:TWRS) have agreed to form a joint venture company which will be majority controlled and operated by Crown Castle. The new company will own, operate, and actively advance the leasing of space on GTE's existing network of communications towers. In addition, Crown Castle and GTE have agreed to enter into a five year, 500 tower build-to-suit agreement.

          The transaction, in which GTE will contribute real estate and associated integral equipment, including approximately 2,300 existing towers, is valued at approximately $900 million. Crown Castle will own at least approximately 75 percent and GTE will own up to approximately 25 percent of the new joint venture company. Crown Castle



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will contribute cash and up to $100 million in Crown Castle common stock to the joint venture.

          While Crown Castle will have complete responsibility for leasing, monitoring and maintaining the towers, GTE will continue to fully own its communications components including switching equipment, shelters and cell site facilities. GTE will pay a leasing fee of $1,400 per month per tower to the joint venture for its services and space on existing and build-to-suit towers.

          Crown Castle and GTE have also agreed that the Ameritech Cellular towers recently acquired by GTE could eventually become part of the joint venture on substantially the same terms as the existing GTE towers. GTE can also contribute to the joint venture up to 150 additional towers valued at $275,000 per tower over 18 months from the final closing.

          "The formation of this joint venture allows us to focus more of our resources on customer service and adding new products, building upon the success of our GTE Choice(sm) wireless calling plans," said Mark Feighner, president of GTE Wireless. "Crown Castle is a premier independent wireless infrastructure company and will manage our growing network of towers with the same high standards we require of ourselves. Their leasing prowess is evidenced by recently announced master lease agreements with Nextel and Metricom, and offers us an opportunity to more economically increase coverage and capacity in our markets."

          "Integrating GTE's tower clusters into our extensive tower network expands our market leadership position to



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include 32 of the top 50 US markets," stated Ted B. Miller, Jr., Crown Castle
Chairman and CEO. "With this transaction, we now have approximately 8,000 towers in the US and approximately 2,000 towers in the UK to deliver turnkey wireless infrastructure service in some of the most desirable wireless markets in the US and UK. The result is that wireless providers now have the opportunity to deploy their networks on towers that were not heretofore readily available to them. Co-location availability on these outsourced tower networks enables rapid deployment and more efficient capital allocation for wireless carriers. The result is more robust coverage and network capacity to support increased subscriber demand."

          With 1998 revenue of more than $25 billion, GTE is a leading telecommunications provider with one of the industry's broadest arrays of product and services. In the United States, GTE provides local service in 28 states and wireless service in 18 states, as well as nationwide long-distance, directory, and internetworking services ranging from dial-up Internet access for residential and small business consumers to Web-based applications for Fortune 500 companies. Outside the United States, the company serves customers on five continents. Additional information about GTE can be obtained on the Web at: www:gte.com.

          Crown Castle International Corp. is a leading provider of communication sites and wireless network services and provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries in the United States and United Kingdom. Pro forma for all closed and previously announced transactions, Crown Castle International owns, operates and manages approximately 10,000 wireless communication towers internationally. For more information on Crown Castle International, visit: www.crowncastle.com.

This press release contains various forward-looking statements and information that are based on management's belief as well as assumption made by and information currently available to management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject



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to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from these expected.